Exhibit 99.1

Seattle Genetics Announces Antibody-Drug Conjugate Agreement with Bayer Pharmaceuticals

Bothell, WA – September 28, 2004 – Seattle Genetics, Inc. (Nasdaq: SGEN) announced today that Bayer Pharmaceuticals Corporation (NYSE: BAY) has licensed Seattle Genetics’ proprietary antibody-drug conjugate (ADC) technology. The license provides Bayer with rights to utilize Seattle Genetics’ ADC technology to link cell-killing drugs to antibodies against a specific tumor target selected by Bayer.

Bayer has paid Seattle Genetics a $2.0 million fee and, under the terms of the multi-year license agreement, has agreed to make progress-dependent milestone payments and pay royalties on net sales of resulting ADC products. Bayer is responsible for research, product development, manufacturing and commercialization of all products under the collaboration. Seattle Genetics will receive material supply and annual maintenance fees as well as research support payments for any assistance provided to Bayer in developing ADC products.

“This collaboration with Bayer is a reflection of the considerable scientific advances we have made with our ADC technology,” stated Clay B. Siegall, Ph.D., President and Chief Executive Officer of Seattle Genetics. “We employ ADC technology in our internal drug development programs as well as license it to partners with product development capabilities, providing near-term revenue and positioning ourselves to earn future milestones and royalties.”

ADCs utilize the targeting ability of monoclonal antibodies to deliver potent, cell-killing payloads to specific cells. Seattle Genetics has developed improved ADC technology employing synthetic, highly potent drugs that can be attached to antibodies through proprietary linker systems. The linkers are stable in the bloodstream and release the drug payload once inside target cells. ADCs can increase the therapeutic potential of the many antibodies with targeting ability but limited or no inherent cell-killing activity.

About Seattle Genetics

Seattle Genetics discovers and develops monoclonal antibody-based therapeutics to treat cancer and other human diseases. The company has built a diverse portfolio of product candidates targeted to many types of cancer, including three being tested in multiple ongoing clinical trials, SGN-30, SGN-15 and SGN-40, and three in preclinical development, SGN-35, SGN-75 and SGN-17/19. The product candidates encompass three platform technologies: genetically engineered monoclonal antibodies, antibody-drug conjugates (ADCs) and antibody-directed enzyme prodrug therapy (ADEPT). Seattle Genetics has developed leading ADC technology comprised of highly potent synthetic drugs and stable linkers for attaching the drugs to monoclonal antibodies. The company currently has license agreements for its ADC technology with Genentech, Celltech Group, Protein Design Labs and CuraGen and for its ADEPT technology with Genencor International. More information about Seattle Genetics can be found at www.seattlegenetics.com.

Certain of the statements made in this press release are forward-looking, such as those, among others, relating to the therapeutic potential of products utilizing Seattle Genetics’ ADC technology. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include risks related to adverse clinical results as our product candidates move into and advance in clinical trials, risks inherent in early stage development and failure by Seattle Genetics to secure or maintain relationships with collaborators. More information about the risks and uncertainties faced by Seattle Genetics is contained in the Company’s filings with the Securities and Exchange Commission. Seattle Genetics disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:

Peggy Pinkston

Seattle Genetics Corporate Communications

(425) 527-4160

ppinkston@seagen.com